Exhibit 99.1

BIOFORCE NANOSCIENCES ENTERS INTO LICENSING AGREEMENT WITH ASPERA CORP.

Operating Costs to be Reduced by 20% Annually; BioForce Receives Equity Interest in Aspera; Potential for Licensing Income to BioForce

AMES, IA, August 12, 2008 -- BioForce Nanosciences Holdings, Inc. (OTC BB: BFNH), a producer of integrated biological and mechanical systems for life science researchers at the micro and nano scales, today announced the completion of a transaction where it licensed on a non-exclusive basis its scientific applications technology to Aspera Corp., a start-up developer of ultraminiaturized biomolecular detection systems, assays, and devices.

The transaction involved a number of elements, including:

-

BioForce licensing its scientific applications technology, including its ViriChip™, Chip-on-a-Tip™ and CellWell™ diagnostic and detection systems, to Aspera in exchange for royalties on any revenue generated by Aspera from the licensed technology;

-

BioForce taking a 19% equity interest in Aspera;

-

Four BioForce employees who were directly involved in the development of the licensed technology being transferred to Aspera; and

-

Existing governmental grants providing funding relating to development of the licensed technology being transferred to Aspera by BioForce.

Greg Brown, Chief Financial Officer of BioForce, said, “As we have stated in the past, we are focused upon reaching profitability. This transaction, along with other organizational adjustments which have been recently made, reduces our net cash expenses by approximately $500,000 per year, or approximately 20%.  As a management team we have been investigating for some time options to reduce our expense level in order to minimize the amount of required external funding and accelerate our ability to achieve profitability from operations.  In that light, we felt it appropriate to focus on our revenue generating instrumentation related products and technologies. Realizing meaningful cost savings via this transaction with Aspera, as an alternative to curtailing some or all research and development activities on the scientific applications in order to achieve the cost savings, was a much better alternative for our shareholders.  Additionally, as the granted licenses are non-exclusive, we retain the ability to partner with others in these areas or to further develop the technologies ourselves.

Kerry Frey, Chief Executive Officer of BioForce, said, “In addition to the financial benefits of this transaction, we are now poised to devote 100% of our efforts towards exploiting the opportunity for our instruments to be key enablers of breakthrough projects occurring in the areas of stem cell research, neural regeneration and biosensing, and the increased use of live cell assays for drug discovery and development.  From an operational perspective the BioForce organization is squarely focused upon exploiting the market opportunities for our Nano eNabler and Cyto eNabler molecular printing systems, and other instrumentation oriented products and services.   This is important as we look to expand our presence in the academic research community as well as initiate sales to the commercial sector.

More details of the transaction will be provided in an upcoming Form 8-K filing with the Securities and Exchange Commission.

About BioForce Nanosciences Holdings, Inc.

BioForce Nanosciences creates products and solutions for the life sciences by integrating biological and mechanical systems at the micro and nano scales. BioForce’s flagship product, the Nano eNabler™ molecular printer, gives the Company and its customers a platform for development and discovery by printing tiny domains of biological materials on surfaces with nanometer spatial precision. BioForce technology is being used in areas such as biosensor functionalization; pattering and cell adhesion; and the printing of proteins to guide neural cell growth. For more information, visit http://www.bioforcenano.com or call 515-233-8333.

About Aspera Corp.

Aspera Corp. was started by former employees of BioForce Nanosciences who were involved in the development of the technologies licensed from BioForce. Aspera is focused on developing miniaturized biomolecular detection systems for rapid, portable and sensitive point of care diagnostics.

This news release contains forward-looking information that may be affected by certain risks and uncertainties, including those risks and uncertainties described in BioForce Nanosciences' most recent filings with the Securities and Exchange Commission. BioForce Nanosciences' actual results could differ materially from such forward-looking statements. BioForce assumes no duty to update these statements at any future date.

Contact:

Gregory D. Brown

Chief Financial Officer

515-233-8333 ext# 118

gbrown@bioforcenano.com

###